Exhibit 10.3

TRADEMARK ASSIGNMENT AGREEMENT

This Trademark Assignment Agreement (this “Assignment”), dated as of August 16, 2021, is made by and between Ra Medical Systems, Inc., a Delaware corporation (“Assignor”), and Strata Skin Sciences, Inc., a Delaware corporation (“Assignee”).

WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase Agreement, dated as of August 16, 2021 (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Assignee has agreed to sell, convey, transfer, assign and deliver to Assignor, free and clear of all Liens to Assignor, among other Transferred Assets, the Trademarks of Assignee, and has agreed to execute and deliver this Assignment.

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

1.  Assignment.  Assignor hereby irrevocably transfers, assigns and conveys to Assignee, and Assignee hereby accepts, absolutely and forever, throughout the universe, all of Assignor’s right, title and interest, whether statutory or at common law, in and to the Trademarks listed on Schedule 1 attached hereto, together with the goodwill of Assignor’s business symbolized by the Trademarks, including any assets related thereto, and all corresponding registrations and applications to register the Trademarks, including the registrations listed on Schedule 1, as well as all causes of action for any and all previously occurring infringements of the rights being assigned and the right to receive and retain proceeds relating to those infringements.

2.  Further Actions.  Following the date hereof, Assignee and Assignor agree to execute any further instruments and to do such other acts as may be necessary and proper to vest title in and to the Trademarks and other corresponding rights in Assignee.

3.  Governing Law.  This Assignment shall be governed by, and construed under, the laws of the State of Delaware.

4.  Counterparts.  This Assignment may be executed in multiple counterparts which shall together constitute a single document.  Facsimile and electronic signatures shall be deemed to be the equivalent of original signatures for purposes of this Assignment.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Assignment as of the date first above written.

ASSIGNOR:

RA MEDICAL SYSTEMS, INC.

By:	/s/ Will McGuire
Name: Will McGuire
Title: Chief Executive Officer

ASSIGNEE:

STRATA SKIN SCIENCES, INC.

By:	/s/ Robert J. Moccia
Name: Robert J. Moccia
Title: Chief Executive Officer

SCHEDULE 1 TO TRADEMARK ASSIGNMENT AGREEMENT

Trademarks

PHAROS standard character mark, Registration No. 6050533, registered on May 12, 2020.